EXHIBIT 5.1
                                                                          [LOGO]
                                                                    THE HARTFORD

February 1, 2007


To:   Hartford Life Insurance Company

RE:   Enforceability of Certain Notes

Ladies and Gentlemen:

I am an attorney with Hartford Life Insurance Company ("Hartford Life"), a Connecticut corporation.

I am furnishing this opinion in connection with the issuance by Hartford Life of the Notes listed below (each a "Note") on or about the date of this letter:

 CUSIP         SERIES   NOTE
 ---------     ------   ----
 4165X0CS7     407318   Floating Rate IncomeNote(sm) due February 15, 2009
 4165X0CT5     407319   5.25% Callable IncomeNote(sm) due February 15, 2012
 4165X0CU2     407320   5.50% Callable IncomeNote(sm) due February 15, 2014
 4165X0CV0     407321   5.75% Callable IncomeNote(sm) due February 15, 2022


The Notes are issued pursuant to Hartford Life's note issuance program
(the "Program") described in that certain registration statement on Form S-3 (File No. 333-137215) filed on September 8, 2006 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration and public offering of notes (the "Notes") to be issued by Hartford Life. The Notes are further described in the prospectus included in the Registration Statement (the "Prospectus") and in the pricing supplement pertaining to the issuance of the Notes listed above.

In connection with the foregoing, I, or persons under my supervision, have examined an original or copies certified to my satisfaction as being a true copy of the certificate of incorporation and bylaws of Hartford Life, and have reviewed such other corporate records, instruments and other documents as deemed necessary or appropriate in order to render the opinions set forth herein.

In furnishing this letter, I have also reviewed: (i) The Registration Statement, the Prospectus and the pricing supplement related to the Notes,
(ii) The indenture dated as of September 8, 2006, (the "Indenture"), between The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A.), as indenture trustee (the "Indenture Trustee"), and Hartford Life,
(iii) the distribution agreement, dated as of September 8, 2006 (the "Distribution Agreement"), between Hartford Life and Bear, Stearns & Co. Inc., (iv) the closing instrument, related to the Notes listed above and dated as of the date of this letter, and (v) the terms agreement dated as of January 29, 2007 between Hartford Life and the agents named therein.

Hartford Life Insurance Company
February 1, 2007
Page 2


In the examination of various documents, instruments and records, including without limitation any referred to in this opinion letter, and in connection with the opinions herein expressed, I have assumed the competency of all individual signatories, the genuineness of all signatures, submitted as certified, photostatic or electronic copies, and the authenticity of the originals of such latter documents. I have also relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom I have deemed appropriate.

Based upon and subject to the foregoing, I am of the opinion that, as of the date of this letter, the Notes listed above constitute the legal, valid and binding obligation of Hartford Life, enforceable in accordance with their terms, except to the extent enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, fraudulent transfers, reorganization, or moratorium or other similar laws now or hereafter in effect relating to or effecting the enforcement of creditors' rights or remedies generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing.

No opinion is expressed as to the laws of any jurisdiction other than the laws of Connecticut and New York, as currently in effect. This letter speaks as of the date hereof and there is no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Current Report of Hartford Life on Form 8-K and to the use of my name in the Prospectus. In giving the foregoing consents, I do not thereby admit that I come within the category of persons, whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

In rendering this opinion, I have assumed that the Indenture Trustee had and has the power and authority to enter into and perform its obligations under the Indenture, and the Indenture has been duly authorized, executed and delivered by the Indenture Trustee and is valid, legally binding and enforceable against the Indenture Trustee in accordance with its terms. I also have assumed that the Notes have been duly authenticated by the Indenture Trustee in the manner provided in the Indenture.

Very truly yours,


/s/ John F. Kennedy

John F. Kennedy
Associate Counsel
Hartford Life Insurance Company